                                                                      EXHIBIT 14

                             STOCK OPTION AGREEMENT

         The undersigned, BROADWAY & SEYMOUR, INC., a Delaware corporation (the "Company"), in consideration of the services rendered and to be rendered to it by DAVID A. FINLEY (the "Optionee"), hereby grants to the Optionee a non-qualified option to purchase Ten Thousand (10,000) common shares of the Company of the par value of One Cent ($.01) per share at the price and on the terms and conditions hereinafter provided:

         1. The option price for all shares as to which this option shall be exercised shall be Seven Dollars and Seventy-Five Cents ($7.75) per share, said price having been determined to be at least 100% of the fair market value of the shares subject to the option as of the date hereof, and said determination having been made for the purpose of complying with the applicable provisions of the Internal Revenue Code of 1986 and all amendments thereto and regulations thereunder.

         2. The term of the option granted hereunder shall be until the earlier of:

                  A.       ten years from the date of grant; or

                  B. the date three (3) months after the date of Optionee's death.

         3. Optionee may exercise the option granted hereunder at any time from date of grant and prior to the expiration of the term of the option pursuant to the following schedule.

         Option                                    Number of Shares Exercisable,
    Exercise Period                                     in Whole or in Part
    ---------------                                -----------------------------
     June 24, 1993                                             1,667
          to
     June 23, 1994

     June 24, 1994                                             1,667
          to
     June 23, 1995

     June 24, 1995                                             1,667
          to
     June 23, 1996

     June 24, 1996                                             1,667
          to
     June 23, 1997

     June 24, 1997                                             1,667
          to
     June 23, 1998

     June 24, 1998                                             1,665
          to
     June 23, 1999

In the event of the Optionee's death, Optionee's legal representatives, heirs or legatees shall have the right to exercise the option with respect to those number of shares vested at the date of death. However, provided that the Optionee's death occurs more than six (6) months after the commencement of an Option Exercise Period, Optionee's legal representatives, heirs or legatees shall have the right to exercise the option with respect to those number of shares determined as if the Optionee's date of death occurred in the next Option Exercise Period succeeding the Option Exercise Period during which the Optionee's death occurs. Notwithstanding any provision herein to the contrary, in no event shall the option be exercisable at any time after ten years from the date of grant. To the extent that an option is not exercised during the Option Exercise Period set forth above, installments shall accumulate and may be exercised, in whole or in part, in any


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

subsequent Option Exercise Period until the option granted hereunder expires.

         4. Prior to its termination, the option granted hereunder may be exercised, in whole or in part, by giving to the Company written notice of exercise specifying the number of shares to be purchased and accompanied by payment of the purchase price for the number of shares specified. Payment may take the form of cash, shares of stock of the Company, the total market value of which equals the total purchase price, or any combination of cash and shares of the Company, the total market value of which equals the total purchase price. Any such notice shall be deemed given when received by the Company at its principal place of business.

         5. The option granted hereunder shall not be transferable by the Optionee except by will or by the laws of descent and distribution, and may only be exercised during the lifetime of the Optionee by him. Any option transferred at the death of the Optionee may be exercised after death only by the Optionee's legal representatives, heirs, or legatees, and only within three (3) months after the death of the Optionee. In no event shall this option be exercisable at any time after its expiration date, which shall be no later than ten years from the date of grant.

         6. Optionee shall have no rights as a shareholder with respect to shares covered by the option granted hereunder and shall have no right to receive notice of shareholder meetings, until the date of issuance of a share certificate to him for such shares. No


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

share certificate shall be issued until full payment therefor has been made. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

         7. If, prior to the expiration of the term of the option granted hereunder, any shares of the Company subject to the option shall be affected by any recapitalization, reclassification, stock dividend, stock split or other similar change, then the number of shares covered by the option, their classification or the option price per share shall be appropriately adjusted by the Board of Directors of the Company as it may deem necessary to prevent any inequity that might otherwise result.

         8. In case the Company is merged or consolidated with another corporation, or the property or shares of the Company are acquired by another corporation, the Board of Directors of the Company or the board of directors of any corporation assuming the obligations of the Company hereunder shall make appropriate provision for the protection of this option by the substitution on an equitable basis of appropriate shares of the Company, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect of the common shares of the Company, provided only that the aggregate fair market value of the shares subject to the option immediately after such substitution is not more than their fair market value immediately before such substitution.

         9.       The Optionee agrees that the option granted


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

hereunder shall be subject to the requirement that, if at any time the Board of Directors of the Company shall determine, in its discretion, that the listing, registration or qualification of the shares subject to said option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares hereunder, the option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Board.

         IN WITNESS WHEREOF, this Stock Option Agreement has been executed as of the 24th day of June, 1993.

                                        BROADWAY & SEYMOUR, INC.



                                        By:  /s/ William Neal
                                            ------------------------------------
                                            Chairman and Chief Executive Officer



                                            /s/ David A. Finley
                                            ------------------------------------
                                            David A. Finley, Optionee


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